As filed with the Securities and Exchange Commission on October 26, 2007

Registration No. 333-55614

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE
AMENDMENT NO. 1
TO

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

AVAYA INC.

(Exact name of registrant as specified in its charter)

Delaware	22-3713430
(State or other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

211 Mount Airy Road

Basking Ridge, New Jersey 07920

(908) 953-6000

(Address, including Zip Code, Telephone Number,

including Area Code, of Registrant’s Principal Executive Offices)

Avaya Inc. 2000 Long Term Incentive Plan; Avaya Inc. Long Term Incentive Plan for Management Employees; Avaya Inc. Broad-Based Stock Option Plan; Avaya Inc. 2000 Stock Compensation Plan for Non-Employee Directors; Avaya Inc. Variable Workforce Savings Plan; Optimay Corporation Stock Option Plan for Avaya Employees; Livingston Enterprises, Inc. 1994 Stock Option Plan for Avaya Employees; Prominet Corporation 1996 Stock Option Plan for Avaya Employees; Mosaix, Inc. 1997 Nonofficer Stock Incentive Compensation Plan for Avaya Employees; Mosaix, Inc. 1996 Amended and Restated Stock Incentive Compensation Plan for Avaya Employees

(Full title of the plans)

Pamela F. Craven

Chief Administrative Officer

Avaya Inc.

211 Mount Airy Road

Basking Ridge, New Jersey 07920

(908) 953-6000

(Name, Address, including Zip Code, and

Telephone Number, including Area Code, of Agent for Service)

DEREGISTRATION OF SECURITIES

                This Post-Effective Amendment No. 1 (“Post-Effective Amendment”), filed by Avaya Inc., a Delaware corporation (the “Company”), removes from registration all shares of Avaya common stock, par value $0.01 per share (and related preferred stock purchase rights) (“Common Stock”), registered under the Registration Statement on Form S-8 (Registration Number 333-55614) filed by the Company on February 14, 2001 (the “Registration Statement”) with the Securities and Exchange Commission pertaining to the registration of 64,476,299 shares of Common Stock relating to the Avaya Inc. 2000 Long Term Incentive Plan; Avaya Inc. Long Term Incentive Plan for Management Employees; Avaya Inc. Broad-Based Stock Option Plan; Avaya Inc. 2000 Stock Compensation Plan for Non-Employee Directors; Avaya Inc. Variable Workforce Savings Plan; Optimay Corporation Stock Option Plan for Avaya Employees; Livingston Enterprises, Inc. 1994 Stock Option Plan for Avaya Employees; Prominet Corporation 1996 Stock Option Plan for Avaya Employees; Mosaix, Inc. 1997 Nonofficer Stock Incentive Compensation Plan for Avaya Employees; and Mosaix, Inc. 1996 Amended and Restated Stock Incentive Compensation Plan for Avaya Employees.

                On June 4, 2007, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Sierra Holdings Corp., a Delaware corporation (“Parent”), and Sierra Merger Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), providing for, among other things, the merger of Merger Sub with and into the Company (the “Merger”), with the Company continuing as the surviving corporation and a wholly owned subsidiary of Parent.

                On September 28, 2007, the Company held a special meeting of stockholders at which the Company’s stockholders adopted the Merger Agreement.  The Merger became effective on October 26, 2007 upon the filing of a Certificate of Merger with the Secretary of State of the State of Delaware (the “Effective Time”).

                On October 26, 2007, at the Effective Time, each share of Common Stock issued and outstanding immediately prior to the Merger (other than those shares owned by the Company as treasury stock and those owned by Parent or Merger Sub, and other than those shares with respect to which appraisal rights were properly exercised under Delaware law) was converted into the right to receive $17.50 in cash, without interest.

                As a result of the Merger, the Company has terminated all offerings of its Common Stock pursuant to its existing registration statements, including the Registration Statement.  The Company hereby removes from registration all shares of Common Stock registered under the Registration Statement that remain unsold as of the date of this Post-Effective Amendment.

Item 8.                    Exhibits.

Exhibit Number	Description

24.1	Power of Attorney*

* Filed herewith

[Signatures on following page]

SIGNATURES

                Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Basking Ridge, State of New Jersey, on October 26, 2007.

AVAYA INC.

By:	/s/ ERIC M. SHERBET
Eric M. Sherbet
Vice President — Law, Corporate and Securities, and Corporate Secretary

                Pursuant to the requirements of Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 has been signed by the following persons on October 26, 2007 in the capacities indicated.

SIGNATURE	TITLE

Director, President and
*	Chief Executive Officer
Louis J. D’Ambrosio	(Principal Executive Officer)

*	Senior Vice President and Chief Financial Officer
Caroline Dorsa	(Principal Financial Officer)

*	Vice President, Finance Operations and Corporate Controller
Amarnath K. Pai	(Principal Accounting Officer)

*	Director
Bruce R. Bond

*	Director
Frank J. Fanzilli

*	Director
Joseph P. Landy

*	Director
Mark Leslie

*	Director
Philip A. Odeen

*	Director
Hellene S. Runtagh

*	Director
Daniel C. Stanzione

*	Director
Paula Stern

*	Director
Anthony P. Terracciano

*	Director
Michael C. Thurk

*	Director
Richard F. Wallman

*	Director
Ronald L. Zarrella

* By:	/s/ ERIC M. SHERBET
Eric M. Sherbet
Attorney-in-Fact